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                                                                      EXHIBIT 23


                            BARRY L. FRIEDMAN, P.C.
                          CERTIFIED PUBLIC ACCOUNTANT

1582 TULITA DRIVE                                         OFFICE  (702) 361-8414
LAS VEGAS, NEVADA 89123                                   FAX NO. (702) 896-0278


To Whom It May Concern:                                         January 18, 2001

        The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of October 23, 2000, on the Financial Statements of DEL CERRO ENTERPRISES, INC., as of September 30, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/s/  Barry L. Friedman
---------------------------
Barry L. Friedman
Certified Public Accountant